Exhibit 10.60

EXECUTION VERSION

Indemnity Undertaking

Dated 15 October 2018

Brooge Petroleum and Gas Investment Company FZC

(the Company)

in favour of

First Abu Dhabi Bank PJSC

(as Investment Agent)

Dentons & Co Level 4 Trade Centre - West Tower Abu Dhabi Mall PO Box 47656 Abu Dhabi United Arab Emirates

Indemnity Undertaking

Dated 15 October 2018

By

(1)	Brooge Petroleum and Gas Investment Company FZC, a free zone company incorporated under the laws of Fujairah Free Zone, Fujairah, UAE with registration number 13-FZC-1117 and whose principal place of business is at P.O. Box 50170, Fujairah, UAE (the Company);

in favour of

(2)	First Abu Dhabi Bank PJSC, whose principal office is at FAB Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as Investment Agent for and on behalf of the Participants (the Investment Agent).

Recitals

A.	The Common Terms Agreement, Master Forward Lease Agreement, Master Istisna’ Agreement and other Finance Documents are being entered into on or around the date of this Undertaking.

B.	The Company acknowledges its intention that each Finance Document shall be legal, valid and binding upon each party to each Finance Document, and hereby indemnifies the Investment Agent as set out below.

The Company undertakes:

1	Definitions and interpretations

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless expressly defined in this Undertaking, words and expressions defined in the Common Terms Agreement (whether directly or indirectly) shall have the same meanings in this Undertaking.

1.1.2	In addition, in this Undertaking:

Common Terms Agreement means the common terms agreement dated on or about the date of this Undertaking between the Company, each Guarantor, the Investment Agent, the Arranger, the Security Agent, the Account Bank and the Original Participant.

Exercise Price means an amount equal to the amount calculated under paragraph (a) of the definition “Exercise Price” in the Purchase Undertaking.

1.2	Interpretation

The provisions of clauses 1.2 (Interpretation) of the Common Terms Agreement shall apply to this Undertaking, mutatis mutandis, as if the same had been set out in full in this Undertaking except that references to “this Agreement” in the Common Terms Agreement are to be construed as references to this Undertaking.

1.3	Third Party Rights

1.3.1	Unless expressly provided to the contrary in this Undertaking a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Undertaking.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Undertaking without the consent of any person who is not a Party.

1.4	Common Terms Agreement

1.4.1	This Undertaking and the rights and obligations of the Parties hereunder are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Finance Documents apply equally to this Undertaking.

1.4.2	In the event of a conflict between the terms of this Undertaking and the terms of the Common Terms Agreement, the terms of the Common Terms Agreement shall prevail.

2	Acknowledgment and indemnity

2.1	The Company acknowledges and confirms that:

(a)	it has entered into the relevant Finance Documents with the intention of at all times being bound by their terms; and

(b)	notwithstanding any failure to register title to the Leased Assets in the name of the Investment Agent or otherwise perfect any of the Finance Documents, the Finance Documents shall be legal, valid and binding on the Company and enforceable against the Company in accordance with their terms.

2.2	To the extent that:

(a)	the sale and purchase, lease or transfer of the Company’s right, title, benefit and interest in any of the Leased Asset pursuant to the Finance Documents; or

(b)	any other term of any Finance Document,

in each case, is not effective in any jurisdiction for any reason (an Affected Obligation), the Company hereby agrees:

(i)	it will continue to act in accordance with the terms of the Finance Documents, and in particular shall continue to make any payments to the Investment Agent required by them, as if the Finance Documents were fully binding upon it; and

(ii)	as an independent obligation, to indemnify the Investment Agent against any actual cost, loss or liability incurred by it or any other Secured Party as a result of such ineffectiveness of such Affected Obligation including, but not limited to, the payment of any Exercise Price.

2.3	Notwithstanding the terms of the Purchase Undertaking, the Company expressly undertakes and declares that if it breaches any declaration or undertaking in the Finance Documents or if it or any other person disputes or challenges the rights, interests, benefits and entitlements of the Investment Agent under the Finance Documents, the Company shall fully indemnify the Investment Agent within five Business Days of demand, it being agreed that the amount payable under any such indemnity will equal the Exercise Price, to the extent that that Exercise Price has not been unconditionally and irrevocably paid by the Company and received by the Investment Agent under the Purchase Undertaking. If any amount of the Exercise Price (or a part thereof) (a Relevant Amount) is or may in any way be subject to any steps, action or proceedings by any person to recover or turnover such Relevant Amount, then the relevant amount payable under this Clause as mentioned above shall be increased by the Relevant Amount.

The Investment Agent may select if it wishes to pursue a claim against any Company under this Clause 2.3 or clause 5.3 of the Purchase Undertaking and the Company shall not make any objection to such selection and hereby waives any right to do so.

3	Undertakings

3.1	Authorisations

The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	(upon the reasonable request of the Investment Agent) supply certified copies to the Investment Agent of,

any Authorisation required under any law or regulation of England, Dubai, the DIFC, Fujairah or the UAE to enable it to perform its obligations under this Undertaking, to ensure the legality, validity, enforceability or admissibility in evidence in England, Dubai, the DIFC, Fujairah and the UAE of this Undertaking.

3.2	Pari passu ranking

The Company shall ensure that at all times any unsecured and unsubordinated claims of the Investment Agent against the Company under this Undertaking rank in right of priority and payment with the claims of all the Company’s other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

4	Incorporation of terms

Clauses 12 (Amendments and waivers), 23 (Costs and expenses), 26 (Changes), 29 (Notices) and 32 (Partial invalidity) of the Common Terms Agreement shall apply to this Undertaking, mutatis mutandis, as if the same had been set out in full in this Undertaking except that references to “this Agreement” or “the Finance Documents” in the Common Terms Agreement are to be construed as references to this Undertaking.

5	Waiver of immunity from suit and enforcement

5.1	The Company irrevocably and unconditionally:

(a)	waives any rights of immunity which it or its assets now has or may subsequently acquire in connection with any legal proceedings against it or its assets in relation to this Undertaking; and

(b)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) on any order or judgment which may be made or given in those proceedings.

6	Governing law and jurisdiction

6.1	Subject to Clause 6.2, this Undertaking and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

6.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the UAE as applied by the UAE federal courts.

6.3	Subject to Clause 6.4, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the DIFC to settle any dispute arising out of or in connection with this Undertaking (including a dispute relating to the existence, validity or termination of this Undertaking or any non-contractual obligation arising out of or in connection with this Undertaking) (a Dispute). The Parties agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

6.4	The Parties agree that the UAE federal courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the proprietary rights of the Parties in relation to the Istisna’ Asset.

6.5	Notwithstanding Clauses 6.1 to 6.4, the Parties agree that the Investment Agent may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Investment Agent may take concurrent proceedings in any number of jurisdictions.

7	Shari’ah

The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’ah and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause 7) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other

This Undertaking is executed by the Company as a deed and delivered on the date specified at the beginning of this Undertaking.

Execution page of the Indemnity Undertaking

The Company

Executed as a Deed by	)
)
duly authorised for and	)
on behalf of	)
Brooge Petroleum and Gas Investment	)
Company FZC	)

Execution page of the Indemnity Undertaking